BLUE CALYPSO APPOINTS ANDREW LEVI AS CEO

DALLAS, TX – 1/06/15 – Blue Calypso, Inc., (OTCBB: BCYP), developer of patented mobile consumer engagement and social advocacy solutions for retailers and product manufacturers, announced today that Andrew Levi has been promoted to CEO. As such, Mr. Ogle will step down from the role of Co-CEO, but will remain as Chairman of the Board.

“I am pleased with the contributions Andrew has made towards building the Blue Calypso business,” stated Blue Calypso Chairman Bill Ogle. “He has authored all of the Blue Calypso patents and has been instrumental in building and launching our technology platforms. Andrew also created the BC Labs business which has grown dramatically in only one year. Further, I am excited to continue on as the Chairman of the Board of Directors to continue providing strategic leadership and guidance for the company.”

Mr. Levi, 48, founded Blue Calypso, Inc., in September 2009. Since June 2012, he has served as the Company’s Chief Technology Officer. He previously served as the Company’s Chairman and Chief Executive Officer. He has also served as a member of the Company’s Board of Directors since inception. From November 1991 until June 2012, Mr. Levi served as the founder, president and chief executive officer of Aztec Systems, Inc., a Dallas-based provider of mid-market ERP, managed services and related technology solutions. Mr. Levi has been named to SmartPartner Magazine’s list of “50 Smartest People” in the technology industry and to D Magazine’s “Top Entrepreneurs under 40.” Mr. Levi has been involved in numerous business and association ventures in the technology industry such as Boardroom Software, Inc., Critical Devices, Inc., Aztec Business Solutions, L.L.P., REES Associates, the board of the International Association of Microsoft Certified Partners (IAMCP) and the Information Technology Solution Provider Alliance (ITSPA). Mr. Levi is an active angel investor, is currently on the board of the Dallas chapter of Young Presidents Organization (YPO) and holds a Bachelor of Science degree in finance from Florida State University in addition to numerous technical certifications and ten United States patents.

“2015 looks to be an exciting year for us on multiple fronts as we ramp up our go-to-market pursuits in all lines of business,” commented Andrew Levi, CEO. “The retail sector is ripe with opportunity as brands are now aggressively exploring mobile in-store engagement with their consumers and advocates.  Mobile payment technologies should finally see a break-out year in 2015 and new consumer enablement such as beacons and proximity marketing will drive further in-store adoption – all in our core competencies,” commented Andrew Levi, CEO.

About Blue Calypso, Inc.

Blue Calypso, Inc. (BCYP) develops and delivers mobile engagement and social advocacy solutions for retailers and product manufacturers using its patented portfolio of products including Mobile ADvantage™ DashTAGG® and SocialECHO™ The Company employs their unique platform to connect consumers to brands, drive store traffic, increase shopper spend and shorten the path-to-purchase. The Blue Calypso platform includes extensive big data analytics, tracking consumer engagement such as the spread of shared content, attribution, geo-location and offer redemption. Brands on this platform have key insight into the performance of their content and the sentiment of their customers in real-time. For more about the Company please visit www.bluecalypso.com

CONTACT: Blue Calypso, Inc.

Laurie Stovall

800-378-2297

lstovall@bluecalypso.com

Corporate Services Advisor

         Merriman Capital, Inc.*

         Alexandra Petek

         415-248-5681

         apetek@merrimanco.com

         *Member FINRA / SIPC